EXHIBIT 10.31

SALE OF LLC INTEREST AGREEMENT

THIS SALE OF LIMITED LIABIITY COMPANY INTEREST AGREEMENT (this “Agreement”) is dated as of March 8, 2016 (the “Effective Date”), and is made and entered into by and between Progreen Properties, Inc., a Delaware corporation (“Buyer”) and American Residential Fastigheter AB, a company formed under the laws of Sweden (“Seller”), in connection with Seller’s sale of all of its interest in American Residental Gap LLC, a Michigan limited liability company (the “Company”) to Buyer.

A.	Seller is the beneficial and record owner of 100% of the membership interests in the Company; and

B.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of Seller’s membership interest in the Company, which constitute 100% of the ownership of the Company (the “Seller’s Interest”) on the terms and conditions set forth in this Agreement.

Therefore, Buyer and Seller agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1 Sale and Purchase of Seller’s Interest. On the Effective Date, Seller shall sell, assign, and transfer to Buyer all of the Seller’s Interest in the Company, and Buyer shall purchase, acquire, and accept the Seller’s Interest from Seller, all upon the terms and conditions set forth in this Agreement.

1.2 Purchase Price. The purchase price for the Seller’s Interest shall be One Million Two Hundred Eighty-Five Thousand ($1,285,000) Dollars (the net asset value of the Company as determined by the parties to this Agreement, the “Purchase Price”), which shall be paid by the issuance to Seller of Eight Million Ninety-Three Thousand, Five Hundred Forty-One (8,093,541) shares of Series B Convertible Preferred Stock of the Buyer, the terms of which are set forth in Exhibit A to this Agreement (the “Shares”), the number of Shares being subject to adjustment so as to equal the number of outstanding common shares of Seller on the Effective Date, and the aggregate stated or liquidation value of the Shares to equal the Purchase Price.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller hereby represents and warrants to Buyer, and covenants with Buyer, as follows:

2.1 Authority and Capacity. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Sweden and has all requisite power, authority from its shareholders and capacity to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

2.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes Seller’s valid and binding agreement, enforceable against Seller in accordance with and subject to its terms.

2.3 Title to Seller’s Interest. Seller is the lawful record and beneficial owner of all of Seller’s ownership Interest in the Company, free and clear of any liens, claims, agreements, charges, security interests and encumbrances whatsoever. Seller shall sign such documents and provide such certificates as may be required to evidence the sale of Seller’s Interest in the Company.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1 Authority and Capacity of Buyer; No Default of Company. Buyer has all requisite power, authority and legal capacity to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes Buyer’s valid and binding agreement, enforceable against Buyer in accordance with and subject to its terms.

 ARTICLE IV

COVENANTS OF BUYER; POST-CLOSING MATTERS

4.1  Closing. The closing of the purchase and sale of the Share Interests shall take place at date and time as may be mutually agreed to by Buyer and Sellers following approval by the shareholders of Seller of the sale of the Company to Buyer.

4.2  Closing Deliveries. At the closing, the Seller shall deliver to Buyer (a) such deeds, and bills of sale and assignments that are necessary to effect the sale, transfer and delivery to Buyer of all shares and/or other ownership interests in and to the Company, and Buyer shall deliver certificates or other evidences of ownership of 8,093,541 shares of Series B Preferred Stock registered in the name of Seller, and (b) 441,084 shares or other evidences of ownership of Series B Preferred Stock registered in the name of Seller in payment and satisfaction of $70,000 of outstanding debt owed by Buyer to Seller.

4.3 Publicity ConcerningTransaction. Buyer shall make such filings with the Securities and Exchange Commission as may be required in connection with this transaction. The parties shall reasonably cooperate with each other in making announcements and issuing publicity concerning the transaction.

4.4 Amendment to Operating Agreement. Immediately following the Effective Date, Buyer shall cause the Company to amend its Operating Agreement to reflect Buyer as the owner of 100% of the ownership interests in the Company.

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ARTICLE V

MISCELLANEOUS

5.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof.

5.2 Governing Law. This Agreement shall be interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Michigan without reference to applicable choice or conflicts of laws principles.

5.3 Further Assurances. Each of the parties hereto shall from time to time at the request of the other party hereto, and without further consideration, execute and deliver to such other party such further instruments of transfer and conveyance and take such other action as the other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

Executed as of the date first above written.

Buyer:

Progreen Properties, Inc., a Delaware corporation

	By:	/s/ Jan Telander
Jan Telander
	Its:	President and Chief Executive Officer

Seller:

American Residential Fastigheter AB, a corporation
formed under the laws of Sweden
	By:	/s/ Michael Lindstrom
Michael Lindstrom
	Its:	President

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EXHIBIT A

Series B Preferred Stock of Progreen Properties, Inc. (“Progreen”)

Summary of Terms (March 8, 2016)

The Company:	Progreen Properties, Inc., a Delaware corporation (the “Company”).
The Securities:	Series B Convertible Preferred Stock (“Series B Preferred Stock”); Stated Value: $0.1587 per share (the “Stated Value”).

Dividends:

Each holder of record on September 8, 2016 and March 8, 2017 of the Series B Preferred Stock shall be entitled to receive a cash dividend at the annual rate of 7% of the Stated Value of the shares of Series B Preferred Stock held by such holder. Additionally, holders of Series B Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors out of funds legally available therefor. For any other dividends or distributions, the Series B Preferred Stock will participate with the Corporation’s Common Stock on an as-converted basis.

Liquidation Preference:

In the event of any liquidation of Progreen, or merger or sale in which the shareholders of Progreen do not own a majority of the outstanding shares of the surviving corporation, the holders of Series B Preferred Stock will be entitled to receive in preference to the holders of Progreen Common Stock an amount per share equal to their Stated Value plus all accrued but unpaid dividends (“Liquidation Preference”).

Conversion and Redemption Rights:

The shares of Series B Preferred Stock shall be convertible into shares of Progreen common stock, par value $.0001 per share (“Progreen Common Stock”) at a conversion price per share of the Progreen Common Stock equal to the weighted average closing prices of the Progreen Common Stock for the 20 trading days immediately prior to the one-year anniversary of the Effective Date (the “Conversion Price”) on which date the Series B Preferred Stock shall first become convertible. Further terms of the Series B Preferred Stock shall be as follows:

•The Series B Preferred Stock shall have full voting rights in accordance with the underlying conversion shares of PROGREEN Common Stock and full rights to all dividends and distributions with respect to such shares of Series B Preferred Stock as declared by the Progreen Board of Directors;

•The Conversion Price shall be proportionately adjusted to reflect all stock splits or combinations of shares generally applicable to the Progreen Common Stock;

•The Series B Preferred Stock shall provide for option of the holder or holders of the Series B Preferred Stock to notify Progreen within the period commencing February 1, 2017 and ending February 15, 2017, of their election to redeem their shares of Series B Preferred Stock at the Stated Value thereof, Progreen to effect payment for shares as to which the redemption is requested by the holder or holders thereof on or prior to August 31, 2017; and

•On and after September 1, 2017, the shares of Series B Preferred Stock shall automatically convert into Progreen Common Stock if the market price for the Progreen Common Stock is 150% of the Conversion Price for a period of 20 trading days.

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Other provisions:
Anti-dilution:

The conversion price of the Series B Preferred Stock will be adjusted on a “broad-based weighted-average” basis, in the event that the Progreen issues additional shares of Common Stock or Common equivalents (other than for stock option grants and other customary exclusions) at a purchase price less than the applicable Series B Preferred Stock conversion price. Proportional anti-dilution protection for stock splits, stock dividends, combinations, recapitalizations, etc.

Voting Rights:

For so long as shares of Series B Preferred Stock remain outstanding, the prior vote or written consent of a majority of the Series B Preferred Stock will be required for any action that , (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend the Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) issue any additional shares of Series B Preferred Stock (including the reissuance of any shares of Series B Preferred Stock converted for Common Stock), (f) issue any Senior Securities, or (g) enter into any agreement with respect to the foregoing.

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